COOK INLET SPILL PREVENTION AND RESPONSE, INC.
BYLAWS

1. NAME

1.1 The name of the Corporation is Cook Inlet Spill Prevention and Response, Incorporated ("CISPRI").

2. OFFICES

2.1 The principal office of the Corporation shall be located at Nikiski, Alaska.

2.2 The Corporation also may have and establish offices at such other places within the State of Alaska as the President or the Board of Directors may from time to time designate or the business of the Corporation may require.

3. MEMBERSHIP

3.1 The Corporation shall have eight classes of members. The classes are as follows: Class "A" – Federal Government Agencies; Class "B" – State Agencies; Class "C" – The Kenai Peninsula Borough shall be the sole Class "C" Member of the Corporation; Class "D" – The Municipality of Anchorage shall be the sole Class "D" Member of the Corporation; Class "E" - Production, Shipping (including operators of pipelines regulated by a government agency) and Manufacturing/Refining businesses; Class "F" – Oil or Gas Well Drilling businesses, Class "G" - Barge or Tank Truck Shipping businesses; and Class "H" –Owner/Operators of Non-tank Vessels. The classes of membership are more particularly described in this Section 3.

3.2 To obtain Class "A"- or Class "B" membership, an eligible party shall first notify the General Manager of the Corporation of the party's desire to become a member and to abide by the articles and bylaws of the Corporation.

3.3 Any individual, partnership, corporation, or other entity engaged in activities that might result in a spill of crude oil or refined petroleum products within or upon the water of the bays, estuaries and area waters and shorelines of Cook Inlet, Alaska and which agrees to contribute to the funds of the Corporation in accordance with Section 11 shall be qualified for Class "E" membership.

3.4 Any individual, partnership, corporation, or entity engaged in drilling or planning to drill oil and gas wells where such drilling activities might result

in a spill of crude oil or refined petroleum products within or upon the water of the bays, estuaries and area waters and shorelines of Cook Inlet, Alaska and which agrees to contribute to the funds of this Corporation in accordance with Section 11 shall be qualified for Class "F" membership.

3.5 Any individual, partnership, corporation or other entity engaged in the shipping of less than 250,000 barrels per quarter, or a combined total of less than 1,000,000 barrels per year, of refined or synthetic crude oil products (exclusive of gasoline) via barge or tank truck which could result in a spill within or upon the waters, bays, estuaries and area waters and shorelines of Cook Inlet, Alaska and which agrees to contribute to the funds of this Corporation in accordance with Section 11 shall be qualified for Class "G" membership.

3.6 Any individual, partnership, Corporation or other entity that owns or operates a non-tank vessel, as that term is defined in AS 46.04.900 (11), which could result in a spill within or upon the waters, bays, estuaries, and area waters and shorelines of Cook Inlet, Alaska, and which agrees to contribute to the funds of this corporation in accordance with Section 11 shall be qualified for Class "H" membership. This membership will only to be offered to owners/operators of individual vessels or a corporate fleet of vessels. Requests for membership from companies that offer "umbrella" coverages to more than one company will be decided on a case-by-case basis.

3.7 To obtain Class "E", Class "F", Class "G", or Class "H" membership in the Corporation, an applicant must file with the Secretary of the Corporation an application containing information as to the applicant's business organization (i.e., individual, partnership, corporation, or other entity), officers, directors, principal place of business, operation, financial resources, and such other information as may be deemed necessary by the Board of Directors. If the application is approved by the Board of Directors, the applicant shall become a member upon payment of any initial assessment set by the Board of Directors and upon satisfactory written acceptance by such applicant of the obligation to be bound by the Articles of Incorporation, the bylaws and any plan of operation of the Corporation. Membership shall be deemed extended to any parent, subsidiary or affiliated company of a Class "E", "F", "G", or "H" Member, provided that the Member reports all information necessary to allow the activities of the parent, subsidiary or affiliated company to be encompassed within the participation of the member, as provided in Exhibit A.

3.8 Each Member must file with the Secretary a duly authorized and executed instrument designating a Member Representative and one or more

alternates who shall for all purposes hereof have full power and authority to represent the Member in dealing with the affairs of this Corporation and upon whom any and all notices, levies of assessment and any and all other communications with respect to this Corporation may be given, delivered or served. The power and authority of the Representative shall continue until the Member represented by that Representative shall designate another Representative and shall notify the Secretary in writing of the name and address of the new Representative or until the Member resigns or its membership is assigned in whole, terminated or suspended.

3.9 Any Member may resign its membership in this Corporation by filing a written notice thereof with the Secretary. A resignation is effective 30 days after filing of said notice. A resigning Member shall fully pay, no later than the effective date of resignation, all unpaid dues and other assessments levied prior to the notice of resignation in accordance with these bylaws. A resigning Member shall not be entitled to vote upon budgets, and shall not be liable for, any dues or assessments authorized after the date written notice of resignation is filed under this paragraph. The Secretary shall give prompt notice to all other Members of any resignation by a Member, and any other Members may resign from the Corporation, effective the same date as the first resignation, provided notice of such resignation is given within 14 days of the date of notice by the Secretary.

3.10 The membership of any active or inactive Class "E", Class "F", Class "G", or Class "H" Member may be terminated upon a finding by a majority of the Board of Directors that the Member is no longer eligible for membership in the Corporation pursuant to this Section 3 or has failed to pay any sum hereunder within 60 days after it has become due and payable. The Secretary shall notify a member at the end of the 60-day period that termination is imminent unless the Member pays all such delinquent sums within 15 days of the mailing of such notice.

3.11 Upon resignation or termination of membership, the resigning or terminated Member shall not be entitled to a refund of any moneys paid into the Corporation by that Member.

3.12 The Corporation may, with the assistance of accounting personnel nominated by the active Class "E" Members, undertake an annual audit of the books, records and business practice of the Corporation,. The completed audit, together with any recommendations, shall be promptly submitted to the Board of Directors. Additional audits may be conducted at the direction of the Board of Directors. A Member shall have the right at any time to inspect the books and records of the Corporation.

3.13 A Class "E" Member may elect "inactive" status by filing with the Secretary an application which contains a certification that the Member is no longer engaged in activities that might result in a spill of crude oil, synthetic crude oil or refined petroleum product into Cook Inlet. The application will be reviewed by the General Manager and must be approved by 65% of the voting interest of the active Class "E" Members. An inactive Class "E" Member must notify the Secretary as soon as possible of any intention to return to "active" status. Immediately upon such notification, the inactive Member will be transferred to "active" status. Inactive Members will be required to contribute to the funds of this corporation in accordance with Section 11.

4. MEETINGS OF MEMBERS

4.1 All meetings of the Members shall be held at the principal office of the Corporation, unless otherwise specified in a notice of the meeting.

4.2 The annual meeting of the Members will be held without notice at 10 o'clock a.m. on the first Thursday in November of each year, if not a legal holiday, and if a legal holiday, then on the day following. The first order of business at each annual meeting shall be the election of directors under Section 5 below.

4.3 Special meetings of the Members may be called by the President or the Vice President, and shall be called by the Secretary at the written request of any two directors or one-third of the Members. Not less than five days' notice to the Members for special meetings is required, and such notice shall state the purpose of the meeting. The business conducted at any special meeting is limited to the matter stated in the notice of the meeting.

4.4 Emergency meetings of the Members may be called by the President or the Vice President, and must be called by the Secretary at the written request of any three Members for the purpose of considering procedural, policy or financial issues relating to any spill of crude oil/synthetic crude oil or refined petroleum products, or other matters considered by the person or persons calling the meeting to require emergency consideration, by giving not less then twelve hours' notice to the Members. The business conducted at any emergency meeting is limited to the matters stated in the notice of the meeting. Member Meetings may be held by telephone conference call.

4.5 The transactions of any meeting of the Members, however noticed, shall be valid as though had at a meeting duly held after notice if (i) the meeting was properly called, (ii) a quorum is present, and (iii) either before or after the meeting each member entitled to vote and not present at the meeting

signs a written waiver of notice or a consent to the holding of such meeting or approval of the minutes thereof.

4.6 Notice of a special or emergency meeting shall be in writing and shall state the place, day and hour of the meeting, and must be delivered either personally, by facsimile, e-mail or by mail, by or at the direction of the President, the Vice President, the Secretary, or the Treasurer to each Member of record entitled to vote at such meeting. If notice for a special meeting is mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the Member as its address appears on the books of the Corporation, with first class postage thereon prepaid. For any notice that is given less than ten days prior to the meeting, the notice must also be given by facsimile or e-mail

4.7 A member of Classes "A", "B", "C", or "D" shall have the power to vote only as may be necessary to elect a director to represent that class, and shall not be entitled to vote on other business that come before the Members for decision. Such election shall be pursuant to procedures independently established by the Members of each class.

4.8 The voting interest of each active Class "E" Member shall be based upon its financial contribution to the Corporation as provided herein. All proxies shall be filed with the Secretary of the Corporation before voting occurs at any meeting. A quorum shall consist of at least one-half of the Members and 65 percent of the voting interest of the active Class "E" Members in person or by proxy. Members present at a duly held meeting at which a quorum is present may continue to conduct spill response related business until adjournment regardless of whether a quorum continues to be present. The voting interests of the Class "E" Members shall be calculated on October 1 of each year based upon the financial contribution of each active Class "E" Member to the Corporation, excluding charges for rig days, for the previous four quarters.

4.9 Unless otherwise specified in these bylaws or by applicable law, motions or other actions at Member meetings shall require the affirmative vote of at least 65 percent of the voting interest of the active Class "E" Members.

4.10 Class "F", Class "G", Class "H" and inactive Class "E" Members shall not be entitled to vote at Member meetings.

5. DIRECTORS AND ELECTIONS

5.1 Directors shall be elected by each Member class as follows:

5.1.1. Class "A": One director who is elected by the following federal agencies: Department of the Interior, Department of Defense, Department of Transportation, Department of Homeland Security, Environmental Protection Agency, and Office of Emergency Preparedness;

5.1.2. Class "B": One director who is elected by the following state agencies: Department of Environmental Conservation, Department of Fish and Game, Department of Natural Resources, and Department of Military and Veterans' Affairs, Division of Emergency Services;

5.1.3. Class "C": One director who is appointed by the Kenai Peninsula Borough;

5.1.4. Class "D": One director who is appointed by the Municipality of Anchorage;

5.1.5. Class "E":

5.1.5.1. One director elected by Members engaged in the production of crude oil within Cook Inlet,

5.1.5.2. One director elected by Members engaged in the shipping of crude oil or refined petroleum products (including businesses operating pipelines that are regulated by the United States Department of Transportation) within Cook Inlet,

5.1.5.3. One director elected by Members engaged in operating shore-based oil terminals or manufacturing and refining of petroleum within Cook Inlet, and

5.1.5.4 The right to select an additional director shall rotate on an annual basis among the three Member groups described in §'s 5.1.5.1-.3 above. The order of selection shall be the same as set out in §'s 5.1.5.1-.3.

5.1.6. Class "F", Class "G", Class ""H" and inactive Class "E" Members shall have no right to elect a director, but may attend and speak at either Member or director meetings.

5.1.7. If any class of Members fails to elect or appoint a director at the annual meeting, or if the position of a director becomes vacant for a period of more than three months, the remaining directors

shall elect a person to fill that position. A director elected or appointed by any class of Members, may be removed at any time by that class, with or without cause, and replaced by the Members of that same class.

5.2. Each director shall serve for a term of one year, unless sooner removed under the terms of this Section 5, and until a successor is duly elected and qualified.

5.3. Directors shall serve without compensation from the Corporation.

6. MEETING OF THE BOARD OF DIRECTORS

6.1 At the conclusion of the annual meeting of the Members, or as soon thereafter as reasonably possible, the annual meeting of the Board of Directors shall be convened. This meeting may be held without notice. At such meeting, the directors shall elect the officers of the Corporation.

6.2 Special meetings of the Board of Directors may be called by the President or the Vice President, and shall be called by the Secretary at the request of any three directors, upon five days' notice to each director. The notice must state the purpose of the meeting. The business conducted at any special meeting is limited to the matters stated in the notice of the meeting.

6.3 Emergency meetings of the Board of Director may be called by the President or the Vice President, and shall be called by the Secretary at the request of any three directors. The purpose of the meeting shall be stated in the notice of the meeting, which shall be given at least twelve hours prior to the time set for the meeting. Emergency meetings shall be limited to the consideration of procedural, policy, or financial issues relating to a spill of crude oil/synthetic crude oil or refined petroleum products, or other matters considered by the person or persons calling the meeting to require emergency consideration. The business conducted at any emergency meeting is limited to the matters stated in the notice of meeting.

6.4 A written or printed notice of a special meeting or an emergency meeting must state the place, day and hour of the meeting, and must be delivered either personally, by facsimile or e-mail, or by mail, by or at the direction of the person calling the meeting, to the directors. If notice of a special meeting is mailed, the notice is deemed to be delivered when deposited in the United States mail, addressed to the member at its address as it appears on the books of the Corporation, with first class postage thereon prepaid. For any notice that is given less than ten days prior to the meeting, the notice must be given by facsimile or e-mail.

6.5 Meetings of the Board of Directors may be held by telephone conference call.

6.6 By unanimous written consent of the directors then in office, a special meeting of the board may be held without formal notice.

6.7 At any meeting of the Board of Directors, a majority of the whole board then in office constitutes a quorum for the transaction of business, and the act of a majority of the directors present in person or by written proxy, at any meeting at which a quorum is present, shall be the act of the Board of Directors. Directors present at a duly held meeting at which a quorum is present may continue to do spill response related business until adjournment notwithstanding the withdrawal of directors from said meeting leaving less than a quorum.

7. POWERS OF THE BOARD OF DIRECTORS

Subject to the authority of the Members of the Corporation with respect to fiscal matters under Section 11, the Board of Directors shall manage and control the business of the Corporation, and in addition to the powers and authority expressly conferred upon them by these bylaws, may exercise all such powers and do all acts and things as may be exercised or that may be done by a non-profit Corporation under Alaska law, but subject, nevertheless, to the provisions of the Articles of Incorporation and of these bylaws, as the same may be amended. No amendment to the bylaws so made shall invalidate any prior act of the directors that would have been valid if such amendment had not been made. The Board of Directors has the power to constitute and charge advisory committees and working groups to provide advice on various matters of the business of the Corporation.

8. EXECUTIVE COMMITTEE

The Board of Directors by resolution shall designate or re-designate an Executive Committee consisting of the President, the Vice President and at least one other director. The Executive Committee, unless otherwise limited by the Board or these bylaws, has and may exercise all the authority of the Board of Directors in the business and affairs of the Corporation. The designation of such committee and the delegation thereto of authority do not operate to relieve the Board of Directors or any director of any responsibility imposed by law. The Executive Committee shall meet as required and keep regular minutes of its proceedings and report the same and all actions of such committee of the Board of Directors when required. The Executive Committee may expend funds in the manner described in the Corporation's budget.

9. OFFICERS

9.1. General. The officers of the Corporation consist of a President, a Vice President, a Secretary, and a Treasurer and such subordinate officers as may from time to time be elected or appointed by the Board of Directors. Officers shall hold office for one year unless removed by the Board of Directors. Two or more offices may be held by the same person, except the offices of President and Vice President, and the offices of President and Secretary. Officers are appointed by the Board of Directors. They may be removed at any time, with or without cause, by a majority vote of the directors then in office. The officers shall serve without compensation from the Corporation.

9.2. The President. The President shall be a director elected by those directors appointed by the Class "E" Members, and shall be the Chief Executive Officer of the Corporation. The President shall preside at all meetings of the Members , shall have general management of the business of the Corporation, shall see that all orders and resolutions of the Board of Directors or the Executive Committee are carried into effect, shall execute all contracts and agreements authorized by the Board of Directors or the Executive Committee, shall have the general supervision and direction of all other officers of the Corporation and shall ensure that their duties are properly performed. Further, the President shall be an ex-officio member of all standing committees and shall have the general powers and duties of supervision and management usually vested in the office of the president of a Corporation. The President shall submit a report of the operations of the Corporation for the fiscal year to the Board of Directors at their annual meeting and to the Members of the Corporation at their annual meeting, and from time to time shall report to the Board of Directors or Members as to such other matters as the President may deem appropriate.

9.3. The Vice President. The Vice President shall be a director and is vested with all the powers, and shall perform all the duties, of the President in the President's absence. The Vice President shall have such other powers and perform such other duties as from time-to-time may be prescribed by the President or the Board of Directors.

9.4. The Secretary. The Secretary shall attend all meetings of the Board of Directors and of the Members of the Corporation. The Secretary shall ensure that all votes and minutes of all proceedings are recorded in a book to be kept by the General Manager for that purpose. The Secretary shall also ensure that all meetings of the Members and the Board of Directors are properly noticed and shall perform such other duties as may be prescribed from time to time by the Board of Directors or the President.

9.5 The Treasurer. The Treasurer shall be responsible for assuring that the Corporation's Accounting Coordinator, in conjunction with such other financial consultants as the Coordinator may retain, keeps full and accurate records of receipts and disbursements in the Corporation's books of accounts and that all money and other valuables are deposited in the name and to the credit of the Corporation in the depository or depositories designated from time to time by the Board of Directors. The Treasurer shall also review the Corporation's monthly "Spent-Committed" reports and quarterly financial reports to assure that the financial condition of the Corporation is properly reported d to the President and the directors at the annual meeting of the Board of Directors or whenever they may require it.

If required by the Board of Directors, the Treasurer shall give the Corporation a bond in the form and in a sum, with security, satisfactory to the Board of Directors, for the faithful performance of the duties of his office and the restoration to the Corporation in case of the Treasurer's death, resignation, or removal from office of all books, papers, vouchers, money, and other property of whatever kind in his possession belonging to the Corporation.

10. GENERAL MANAGER

The Corporation shall employ a General Manager, who shall report to the President, and whose compensation shall be determined by the Executive Committee and approved by the Board of Directors and who shall:

10.1. Manage and direct the work and employees of the Corporation,

10.2. Prepare budgets of expense for the Executive Committee, and is authorized to incur expenses under the budget approved under Section 11.

10.3. Issue all notices of meetings of the Members of the Corporation, the Board of Directors, and the Executive Committee when requested by the Secretary in the name of the Secretary,

10.4. Notify individuals elected to office or to membership on the Board of Directors, and keep complete records of the Members of the Corporation and of the Board of Directors, including an accurate record of attendance of Members of the Corporation,

10.5. Mail other notices as instructed by the Executive Committee or Board of Directors,

10.6. Be custodian of all records of the Corporation, except such records and papers as shall be kept by the Secretary,

10.7. Sign such papers as are required or as instructed by the Executive Committee or the Board of Directors,

10.8. Coordinate, provide support for, and interact with advisory councils or organizations formed under Section 5002 of the Oil Pollution Control Act of 1990, and

10.9. Perform other duties as assigned from time to time by the Board of Directors or the Executive Committee.

The General Manager may be a secunded employee of one of the Class "E" members.

11. FINANCE

11.1. The Members shall, at their annual meeting, adopt a budget for the operation of the Corporation for the following fiscal year. Approval or amendment of the budget shall be by vote of the active Class "E" Members of the Corporation, as provided in Paragraph 4.9. The budget must state in detailed itemization an amount of money to be used for each of the following categories:

11.1.1. Day-to-day operation of the Corporation including, but not limited to, employee salaries, office expenses, continuing service contracts, and equipment and material maintenance costs,

11.1.2. Investment in capital equipment and materials to be used in connection with clean up activities,

11.1.3 research and development; and training.

11.2. The budget of the Corporation will be funded by means of dues and assessments levied on the Class "E" Members, Class "F" Members, Class "G" Members, and Class "H" Members, – both active and inactive – and by contributions made by other members. Class "E", Class "F", Class "G", and Class "H" Members shall contribute to the Corporation based on that Member's activity ("participating interest") as calculated under the Participation Formula set forth in Exhibit A.

The participating interest of each Class "E" Member shall be adjusted each time the number of Members in the Corporation is increased or decreased.

11.3. The following constraints apply to expenditures by the Corporation: An expenditure for clean up activities shall be in accordance with the clean up policy described in Section 12 below, and no moneys designated in the

budget for one purpose may be used for another purpose without an affirmative vote of the Class "E" Members.

11.4. The Treasurer will be responsible for assuring that the CISPRI Accounting Coordinator invoices each Class "E", Class "F", Class "G", and Class "H" Member of the Corporation on a monthly basis so as to meet the cash required for the annual budget. All invoices shall be payable within 30 days after receipt. Commencing on the 35th day after billing, the unpaid amount shall bear monthly interest at the rate of twelve percent per annum or at the maximum rate permitted by applicable law, whichever is less. The Treasurer shall confer with the Accounting Coordinator from time to time to assure that the correct amounts have been invoiced and timely paid. Should the number of Members change during a fiscal year, then the accounts of the other Members shall be debited or credited in order to maintain the advances at the required level.

11.5. All adjustment and equalizations will be made according to accounting procedures adopted by the Board of Directors, and the accounting procedures will utilize the principle of disproportionate spending to achieve the adjustment and equalization.

12. CLEAN UP POLICY

12.1. It is the policy of the Corporation to undertake the control and clean up of spills within Cook Inlet.

12.1.1. Spills identified as originating from facilities owned or operations conducted by one or more of the Members: the Corporation shall, without further approval of the Members or the Board of Directors, act to control and clean up a spill of crude oil/synthetic crude oil 1 or refined petroleum products arising from operations of or facilities owned or operated by or for one or more Members of the Corporation. Such action shall be under the direction of the Member or Members of the Corporation that own or operate the facilities, and shall be limited to the degree of response actually requested by such Member or Members.

Any Member that requests, utilizes, or receives the benefit of clean up activities of the Corporation must reimburse the Corporation for all expenses of control and clean up, including but not limited to costs of equipment, materials, and personnel used. Each member will be required to execute a response action contract providing the terms and conditions under which response and clean up activities will be undertaken, including

payment terms and indemnification provisions as set forth in Section 13.

12.1.2. Cleanup of spills at the request of a government agency asserting jurisdiction: The Corporation may at the discretion of the Board of Directors or such officers of the Corporation as the Board of Directors may authorize, act to control and clean up spills of crude oil/synthetic crude oil or refined petroleum products. The clean up activities may be conducted only under the direction of the governmental agency or agencies asserting jurisdiction over the spill. Before undertaking such control and clean up, the Corporation must first obtain an indemnity agreement meeting requirements of Section 13, or such indemnity agreement as the governmental entity is capable of making, that has been approved by the Board of Directors.

12.1.3. In engaging in any containment or clean up activity under this Section, the Corporation will act solely as an independent contractor of the Member, nonmember, or government agency, as the case may be, and nothing herein is intended to or may be construed as creating any obligation or liability for the Corporation with respect to the discharge that is being contained or cleaned up. Further, it is the intention of the Members that, in acting to respond to or clean up any spill, the Corporation shall act as a Response Action Contractor as that term is defined in AS 46.03.826(11)., or as that term is used in AS 46.04.055(g)(2)(B).

12.2. The Corporation may, with the approved of the Board of Directors or the Executive Committee, assist and cooperate in the control and clean up of spill outside Cook Inlet, and spills by non-Members. However, before undertaking such control and clean up, the Corporation shall first obtain an agreement to reimburse expenses and an indemnity agreement substantially similar to that referred to in Section 13 below.

13. INDEMNIFICATION

13.1. Special Recitals.

Each Member acknowledges that:

13.1.1. Neither these bylaws nor any other instrument requires any Member to use the services of the Corporation or its contractor(s), or to use equipment or materials acquired by the

Corporation in connection with any spill control or clean up activities;

13.1.2. Each Member is solely responsible for all planning, preparation, equipment acquisition, contracting and operations in connection with spill control or clean up necessitated by a spill originating from the Member's equipment or facilities;

13.1.3. For the purposes of any dispute related to the enforceability of this Section 13, each Member waives any claim that:

13.1.3.1 .It did not have adequate opportunity to participate in decisions made by or on behalf of the Corporation with regard to planning, equipment and materials acquisition and maintenance, operations, and other functions;

13.1.3.2. It did not have adequate opportunity to inspect the equipment, materials and supplies that have been acquired by the Corporation and to evaluate their condition and usefulness to the Member in the event of a spill;

13.1.3.4. It did not have adequate opportunity to evaluate the ability of all contractor(s) engaged by the Corporation to be of assistance to the Member in the event of a spill.

13.1.3.5. Any and all equipment, supplies, materials, and services provided by the Corporation to any member are provided "as is, where is," and neither the Corporation nor any member makes any representation as to the merchantability or fitness for any particular purpose of the same.

13.1.3.6. The members believe that the resources in the possession of, and to be acquired by, the Corporation are valuable assets in the event of an oil spill, but, if the provisions of this Section 13 were not included in these bylaws, they would be unwilling to continue to participate in the Corporation. The Members believe that the terms of this Section 13 are consistent with the public policy of the State of Alaska.

13.2 Indemnification.

It is the intent of the Members that a Member that is responsible for an oil spill will assume all indemnification responsibilities provided in this

Section 13. Each Member that is responsible for an oil spill hereby agrees to indemnify, defend, and hold harmless the Corporation, its Members, directors, officers, managers, Executive Committee, contractors and employees, together with all officers, directors, employees and affiliates of each of the Members, and each of them, from and against any and all claims, demands, causes of action, damages, costs, fees, (including reasonable attorneys' fees), expenses, penalties, losses or liabilities, in law or in equity, of every kind and nature whatsoever, arising out of or in any way connected with:

13.2.1. Any and all actions, or failures to act, on the part of the Corporation, its Members, staff and contractor(s), carried on under or in connection with materials, equipment, supplies or services (hereinafter, collectively, "assistance") requested or received by the Member, including, without limitation, the activities of Members, as participants in business entities providing vessels, equipment and material to the Corporation;

13.2.2. Any and all penalties, fines or other liability imposed on account of the violation of any law or regulation, compliance with which is left by these bylaws to the Member, if such penalties, fines or other liability arise out of or are in any way connected with assistance requested or received by a Member; and

13.2.3. Any and all liens, claims, assessments, levies and stop notices of labor, and any other liens or claims on account of overdue or other deficient handling of charges for labor or material, if such liens, claims, assessments, levies, and stop notices of labor, or other liens or claims arise out of or are in any way connected with assistance requested or received by the Member.

13.3. Extent of Indemnification.

The indemnification obligations of the Member requesting assistance from the Corporation are fully effective even if such claims, demands, causes of action, damages, costs, expenses, penalties, losses or liabilities were caused or contributed to, in whole or in part, by:

The active or passive negligence or other fault of the Corporation, its Members, staff or contractor(s), or their agents, representatives or employees; or

Any equipment or materials supplied to the Member by the Corporation, howsoever caused, whether by failure, malfunction or defect, latent or otherwise, in said equipment or materials, or by maintenance thereof.

13.3.1. The indemnification obligations of the Member are fully effective and also encompass and extend to any liability of the Corporation, its Members or contractor(s), or their agents, representatives or employees which is strictly imposed on the Corporation without consideration of the Corporation's fault, if any, provided such liability arises out of or otherwise results from the Corporation's provision of response services to such Member.

13.3.2 A Member's obligation of indemnification is not limited, restricted, or in any way affected by the amount of insurance carried by the Members, or any of them, or by any terms or conditions of any insurance policies. The obligations of indemnification shall survive the dissolution of the Corporation or the withdrawal of any Member from the Corporation.

13.4. Indemnification Duties.

A Member obligated to provide indemnification under this Section 13 has, without limitation, the following obligations:

13.4.1. At its own cost, expense and risk, to accept and conduct the defense of any and all suits, actions and other legal proceedings that may be brought or instituted against the indemnitees, or any of them, and prosecute any appeals;

13.4.2. To pay and satisfy any and all settlements, final judgments or decrees that may be paid by, or enforceable against, the indemnitees, or any of them;

13.4.3. To reimburse the indemnitees, and each of them, for any and all reasonable attorneys' fees, costs and expense incurred by the indemnitees, or any of them, in enforcing the indemnification provisions of these bylaws; and

13.4.4. To reimburse the indemnitees, and each of them for any and all reasonable attorneys' fees, costs and expenses incurred by the indemnitees, or any of them, as to the matter which gave rise to the indemnitor's responsibility, and prior to the assumption of indemnification responsibilities by the indemnitor.

13.4.5. After the Member that is obligated to provide indemnification has assumed such responsibility, any and all indemnitees may participate, at their sole cost and expense, in the defense of any suit, or other legal proceeding without affecting the indemnity obligations of this Section 13.

13.5. Administration

13.5.1. In requesting the Corporation to furnish assistance, and in utilizing and receiving the benefits of such assistance, each Member reaffirms thereby its commitment to perform its indemnity obligations as provided in this Section 13.

13.5.2. The Board of Directors or the Executive Committee may approve agreements under Section 12.1.2 for the use of equipment, materials, or services from the Corporation. Each such agreement must incorporate indemnification obligations that are substantially similar to the provisions set forth herein.

13.5.3. The Corporation may, if it so elects, pay and discharge any liens or overdue charges for labor, equipment, or materials incurred by a Member or government agency requesting assistance as may be reasonably necessary to protect the interests of the Corporation. Any and all such payments shall be for the account of the Member or government agency requesting assistance.

13.5.4. The indemnity obligations in this Section 13 are not intended to, and do not, obligate any person to provide indemnification in excess of that permitted under the laws of the State of Alaska.

14. CHECKS, DEPOSITORY, CONTRIBUTIONS, AND FISCAL YEAR.

14.1. All checks, drafts, or orders for payment of money shall be signed in the manner directed by resolution or resolutions of the Board of Directors currently in effect at the time of such signing.

14.2. A depository or depositories for the Corporation shall be designated from time to time by the Board of Directors, and the handling of funds deposited into and withdrawn from any such depository shall be in accordance with a resolution or resolutions of the Board of Directors in effect at the time of such deposit or withdrawal.

14.3. The fiscal year of the Corporation shall from January 1 to December 31.

14.4. The Board of Directors may accept on behalf of the Corporation any grant, contribution, gift, bequest, or devise for a general or special purpose of the Corporation provided that no such grant, contribution, gift, bequest, or devise may restrict the Corporation or burden or obligate it in any way may be accepted, except to the extent specifically approved by the Members of the Corporation.

15. DISSOLUTION AND DISTRIBUTION.

The Corporation may elect to terminate its affairs and voluntarily dissolve by the vote of 90 percent of the voting interest of the Class "E" Members of the Corporation.

15.1. Upon dissolution of the Corporation:

15.1.1. Each asset of the Corporation, or the proceeds from the sale of an asset, that has been provided to the Corporation on condition that the asset or proceeds be returned to that person shall be distributed proportionately, if necessary, to the person making the contributions;

15.1.2. The Board of Directors shall direct the disposal of the remaining assets of the Corporation.

15.2. After all assets of the Corporation, other than money, have been sold or disposed of, the Board of Directors shall direct the distribution of the moneys to or among Members of the Corporation that are members of Class "A", "B", "C", or "D", or to any nonprofit organization that is operated for the promotion of social welfare and for purposes similar to those stated in Section 3 of the Corporation's Articles of Incorporation.

16. INDEMNIFICATION OF DIRECTORS, OFFICERS.

16.1. Indemnification and Defense at the Discretion of the Corporation.

The Corporation may indemnify a person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that the person was or is a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise.

Indemnification may include payment or reimbursement of expenses, attorney fees, judgments, fines and amounts paid in settlement actually and

reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The termination of an action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe that the conduct was unlawful.

16.1.1. Unless otherwise ordered by a court, indemnification under this Section 16.1 may be made only by the Corporation upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because the director, officer, employee or agent has met the applicable standard of conduct set out therein. The determination shall be made by:

16.1.1.1. The Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

16.1.1.2. Independent legal counsel in a written opinion if a quorum under Paragraph 16.1.1.1 is either not obtainable or obtainable but a majority of the disinterested directors so directs.

16.2. Payment or Reimbursement of Defense Costs.

The Corporation may pay or reimburse the reasonable expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition if:

16.2.1. In the case of a director or officer, the director or officer furnishes the Corporation with a written affirmation of a good faith belief that the standard of conduct described in AS 10.06.490(b) or 10.20.011(14) has been met;

16.2.2. The director, officer, employee, or agent furnishes the Corporation a written unlimited general undertaking, executed personally or on behalf of the individual, to repay the advance if

it is ultimately determined that an applicable standard of conduct was not met; and

16.2.3. A determination is made that the facts then known, to those making the determination, would not preclude indemnification under this Section.

16.3 Indemnification Required, When.

To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of an action or proceeding referred to in this Section 16, the Corporation shall reimburse the director, officer, employee, or agent for expenses and attorneys' fees actually incurred in connection with the defense.

16.4. Insurance.

The Corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in that capacity, or arising out of that status, whether or not the Corporation has the power to indemnify the person against the liability under the provisions of this Section 16.

17. WAIVER OF NOTICE.

Whenever any notice whatever is given or required to be given to any director or Member, a waiver thereof in writing, signed by said director or Member, whether before or after the time stated in said waiver, shall be deemed equivalent thereto.

18. AMENDMENTS.

These bylaws, except for Exhibit A, Section 15, and this Section 18, may be amended at any time and from time to time by the affirmative vote of at least 75 percent of the voting interest of the Class "E" Members. Exhibit A, Section 15, and this Section 18 may only be amended by the affirmative vote of at least 85 percent of the voting interest of the Class "E" Members.

19. MISCELLANEOUS.

19.1 Books and Records.

All books and records of the Corporation may be inspected by any Member for any proper purpose at any reasonable time.

19.2 Laws.

All action taken by the Corporation shall be in accordance with all applicable laws, rules and regulations of all applicable jurisdictions.

19.3 Headings.

The title headings of the respective Sections and subsections are inserted for convenience only and shall not be deemed to be part of or considered in construing these bylaws.

19.4. Exhibits.

These bylaws incorporate the terms and conditions of Exhibit A as it may be amended from time to time, attached hereto and incorporated herein by reference.

19.5 Severability.

If any provision of these bylaws is found to be invalid under the laws of the United States or the State of Alaska or any subdivision thereof, the remainder of the bylaws shall not be affected thereby.

20. DEFINITIONS.

20.1. "Affiliated company" means a company, at least fifty percent of whose voting shares are owned by the parent of a Class "E", Class "F", Class "G" or Class "H" Member.

20.2. "Cook Inlet" means the public and private properties, shorelines, harbors, bays, estuaries and waters in the Cook Inlet watershed drainage, State of Alaska, and northward including the Matanuska River to the City of Palmer, and including the Susitna River and its tributaries upstream to the Gauging Station above the town of Susitna (approximately 60° 32.5' N, 150° 30.30' W). The southernmost boundary shall be defined as in 48 CFR 7.165(a):

A line drawn from the southern extremity of the Kenai Peninsula at longitude 151°44.0' West to East Amatuli Island Light; thence to the northwesternmost extremity of Shuyak Island at Party Cape; thence to the easternmost extremity of Cape Douglas.

Additionally, the Vessel Transit Zone is a portion of the area West of the Captain of the Port (COTP) boundary between Prince Williams Sound and Western Alaska defined by a North-South line extending South from Cape Puget at longitude 148° 26.0' West to its intersection with the Exclusive Economic Zone (EEZ) line at 54° 49.3' North and 148° 26.0' West. Anywhere West of this line is under COTP Anchorage and East of this line is under COTP Valdez.

The Actual Vessel Transit Zone boundaries are two lines defined as follows:

The northern limit is defined by a line that doglegs as defined below:

59° 02.5' North and 151° 49.0' West (Kennedy Entrance end), to

59° 03.0' North and 150° 51.2' West (at dogleg), to

59° 27.8' North and 148° 26.0' West (East end of line.)

The southern, western, and eastern limits are defined by the lines as defined below:

58° 58.8' North and 151° 53.0' West (Kennedy Entrance end), to

57° 03.5' North and 150° 50.0' West (at dogleg), to

54° 30.0' North and 152° 00.0' West and continuing in a straight line to the intersection of the EEZ line, and thence continuing Northeasterly along the outermost boundaries of the EEZ to 59° 27.8' North and 148° 26.0' West (East end of the line, above.)

20.3. "Costs" with respect to a spill clean up activity relating to a Member or a non-Member shall mean the direct expenditures of the Corporation in connection with the clean up activities including, but not limited to, equipment (including established rental rates), materials, personnel, and indirect expenditures such as office overhead and an allowance for amortization of capital equipment owned or leased by the Corporation.

20.4. "Member" means any individual, partnership, corporation, or other entity that is eligible for and has been accepted for membership in the Corporation under the terms of these bylaws.

20.5. "Parent" means a company that owns at least fifty percent of the voting shares of a Class "E", Class "F", Class "G" or Class "H" Member.

20.6. "Participation formula" means the formula set forth in Exhibit "A" attached hereto and made a part hereof.

20.7. "Spill" means any discharge of crude oil/synthetic crude oil, or refined petroleum products, which occurs in Cook Inlet.

20.8. "Subsidiary" means a company, at least fifty percent of whose voting shares are owned by Class "E", Class "F", Class "G", or Class "H" Member.

EXHIBIT A

Participation

1. Participation Formula

1.1 Each active Class "E" Member shall pay an annual fee of $50,000; each active Class "F" Member shall pay an annual fee of $10,000; each active Class "G" Member shall pay an annual fee of $10,000; and each active Class "H" Member shall pay an annual fee of $50,000. Each inactive Member shall pay an annual fee equal to 20% of the annual fee of the respective membership. Each inactive Member that is transferred to "active" status, must pay the full remainder of the annual fee, non-prorated, for the year in which the transfer from inactive to active status occurs.

1.2 Rates will be established for response equipment usages and other CISPRI resources for Class "E", Class "F", Class "G", and Class "H" Members as well as for non-Members.

1.3 Drilling Activities:

1.3.1. For drilling activities conducted for crude oil, excluding crude oil producing facilities, each active Class "E" Member that is the operator of a lease will pay to CISPRI the sum of $1,000 per rig day for offshore wells, and $500 per rig day for onshore wells; each Class "F" Member that is the operator of a lease will pay CISPRI the sum of $1,000 per rig day for offshore wells, and $500 per rig day for onshore wells.

1.3.2. The combined rig day fees paid on account of drilling activities shall not exceed five percent of the total annual CISPRI budget.

1.4 Production Activities:

1.4.1. Spill Response coverage of offshore crude oil production requires active Class "E" Membership. Coverage of onshore crude oil production requires active Class "E" Membership if production exceeds 250,000 barrels on a quarterly basis.

1.4.2. Class "F" Members who establish offshore production can convert to active Class "E" Membership by paying a pro-rated annual fee of $50,000 based upon the actual conversion date. Upon conversion, Class "F" Members will receive a pro-rated credit for the $10,000 Class "F" annual Membership fee

1.5 Shipping Activities:

1.5.1. Coverage for shipping by tankship and tank barge vessels requires active Class "E" Membership, if volumes exceed 250,000 barrels on a quarterly basis, or a combined total of 1,000,000 barrels per year.

1.5.2. Class "G" members can convert to active Class "E" Membership by paying a pro-rated annual fee of $50,000 based upon the actual conversion date; Class "G" Members will receive a pro-rated credit for the $10,000 Class "G" annual Membership fee.

1.5.3 Class "H" Members shall pay a "per-voyage" fee for covered vessels in lieu of the "volumes" paid by tank vessels under Section 1.7.5 of this Exhibit.

1.6 The annual fees and rig day fees provided above shall be used first to defray operating expenses and then to defray capital expenses.

1.7 Additional funds required to meet the Corporation's annual budget shall be assessed to Members who (1) have crude oil production, (2) are operators of regulated pipelines that carry crude oil or refined products, other then gasoline, (3) transfer crude oil or refined products, other than gasoline, across docks, (4) move crude oil or refined products, other than gasoline, by tankship or barge vessels, (5) transport crude oil/synthetic crude oil by truck from an on-land facility to a refinery, (6) or are the operator of a non-tank vessel. The additional funds assessed to a Member will be based upon and equal to the ratio of that Member's annual weighted volume from production, regulated pipeline throughput, dock transfer, and tankship, truck, and barge volumes, to the total annual weighted volume of all members' production, regulated pipeline throughput, dock transfers, and tankship, truck, and barge volumes; or by a separate fee established for a particular class of Membership.

1.7.1. Oil production is the annual crude oil production. The annual weighted volumes for oil produced offshore shall be equal to the actual volumes produced. The annual weighted volumes for oil produced onshore, or transported by truck from an on-land facility to a refinery, shall be equal to 10 percent of the actual volumes produced.

1.7.2. Regulated pipeline throughput includes the annual throughput of crude oil and refined products, other than gasoline, for the Cook Inlet Pipeline Company, Kenai Pipeline Company and Tesoro

Pipeline Company. The annual weighted volumes shall be equal to one-tenth of the actual volumes transferred.

1.7.3. Dock transfers include crude oil and refined products, other than gasoline, moved across a dock. The annual weighted volumes shall be equal to one-tenth of the actual volumes transformed.

1.7.4. Tankship and barge vessels include those vessels that carry crude oil and refined products, other than gasoline. The annual weighted volumes shall be equal to the actual volume transported.

1.7.5. Non-tank vessels will pay a "per voyage" fee equal to $1,000 per voyage (a round trip visit to Cook Inlet) for the first 25 voyages of covered vessel and $250 per voyage thereafter.

2. Initial Participating Interests.

Company Name	Initial Participating Interest
ARCO Alaska, Inc.	2.5%
Chevron U.S.A. Inc.	10.8%
Cook Inlet Pipeline Company	2.8%
Kenai Pipeline Company	5.7%
MAPCO Alaska Petroleum Inc.	4.7%
Marathon Oil Company	4.5%
Mobil Oil Company	0.0%
Phillips Petroleum Company	0.0%
Shell Western E&P, Inc	2.8%
Tesoro Alaska Petroleum Company	43.9%
Texaco, Inc.	0.0%
Union Oil Company of California	22.3%
Total	100.0%

3. Implementation

3.1. Participating interests shall be recalculated each quarter based on a Member's weighted volumes for the preceding four calendar quarters. Not later than the last day of January, April, July, and October, each Class "E", Class "F", and Class "G" Member shall notify the CISPRI general manager of the actual volumes for the previous calendar quarter.

3.2. The participating interest of each Class "E" Member shall be recalculated as of the end of each calendar year for the year's activity, taking into consideration actual membership composition, rig days, and volumes for that year. Each Member's participating interest for that year shall be reallocated in accordance with that year-end recalculation.

3.3. Disproportionate spending will be employed to equalize each Member's over- funded or under-funded position. Assessments to the under-funded Members will be applied to reduce the under-funded position of the Member to which the allocation is made and will reduce the over- funded Members' positions by amounts that each of such Members' share of costs would otherwise have been until each such Members' over- funded position has been eliminated in each cost category.

4. For purposes of this Exhibit "A", "Rig Days" means the number of calendar days or fractions of a day within a calendar year during which a Member is engaged in drilling activities. For purpose of determining rig days, a Member shall be

deemed to be "engaged in drilling activities" from the day a well is spudded to the day the well is completed, suspended, or abandoned, and, in the case of suspension, from the day the well is reentered to the day the well is completed or abandoned.

The undersigned Secretary of the Corporation hereby certifies that the foregoing Bylaws were adopted by the Board of Directors as of the 12th day of February, 2007.

____

Secretary

RESPONSE ACTION CONTRACT

by and between

COOK INLET SPILL PREVENTION AND RESPONSE, INC.
AND
COOK INLET ENERGY, LLC

This Response Action Contract ("Contract") is entered into this day of________, 2009, by and between Cook Inlet Spill Prevention and Response, Incorporated ("CISPRI"), a non-profit corporation organized and existing under the laws of the State of Alaska, and COOK INLET ENERGY, LLC ("User"), an ALASKA corporation.

WHEREAS, User may request from time to time the use of response services and equipment provided by CISPRI as a response action contractor in the event of a release or threatened release ("release") of crude oil or refined petroleum products ("liquid hydrocarbons"), or for a drill conducted by any authorized governmental agency ("drill");

NOW, THEREFORE, in consideration of the premises, and in further consideration of the promises below, the parties agree as follows:

1. **Term of Agreement.** This Contract is effective the date first written above.

2. **Payment Due Dates.** All invoices rendered by CISPRI to User shall be due and payable not more than thirty days after the date the invoice is transmitted to User, and amounts due shall bear interest at the rate of one percent per month or portion thereof, commencing from twenty days after the due date until paid. CISPRI may decline to provide services to User at any time that payments are past due. Further, CISPRI may request and receive from User adequate security for payments, such as a cash deposit or an irrevocable letter of credit in amount equal to the anticipated costs for one or more months of services to be rendered, or other security satisfactory to CISPRI. In the event such security is not forthcoming immediately upon request, CISPRI may decline to provide services for User under this Contract, and may cease services immediately upon notice to User.

In the event CISPRI and User cannot agree on any charge or charges made by CISPRI to User under this Contract, User may hold back the disputed portion of such charges, only, pending resolution of the dispute, provided that in the event User holds back more than ten percent of any billing on account of disputed charges, CISPRI may elect to terminate this Contract upon thirty days written notice to User.

3. **Work and Services to be Provided.** In the event of a release or a drill, User may notify CISPRI of the fact of such release or drill and request that CISPRI provide response services and equipment in connection with the same. In that event, CISPRI is obligated to provide such response services and equipment to User under the terms and conditions of this Contract.

User will compensate CISPRI for such response services and equipment according to the schedule attached hereto as Schedule "B". CISPRI may, upon 30 days' written notice to User, amend the contents of Schedule "B", including rates to be charged by CISPRI, provided that CISPRI shall use due diligence to keep available the response services and equipment listed for CISPRI in User's contingency plans covering the CISPRI Area of Interest. CISPRI shall use due diligence to maintain such equipment in a state of readiness, in accordance with industry standards.

shall use due diligence to maintain such equipment in a state of readiness, in accordance with industry standards.

CISPRI may condition the use of any and all equipment upon the utilization of CISPRI, or CISPRI-approved personnel to operate the same. All response services and equipment provided to User by CISPRI shall be under User's request and under User's direction. As soon as practicable after CISPRI commences providing response services and equipment to User, CISPRI and User shall agree upon the duration, scope and nature of the response action to be provided by CISPRI, and such agreement shall be reflected on a completed copy of Schedule "A". CISPRI shall notify User immediately if CISPRI is materially unable to carry out response action specified in this response action contract or in User's contingency plan.

4. **Controlling Documents.** User shall not direct CISPRI, nor shall CISPRI be under any obligation, to undertake response actions that are not in strict compliance with the terms and conditions of:

4.1. this Contract,

4.2. any applicable remedial action plan approved by the Alaska Department of Environmental Conservation or other authority having jurisdiction over the applicable remedial action plan,

4.3. any applicable contingency plan approved by the Alaska Department of Environmental Conservation or other authority having jurisdiction over the applicable contingency plan, and

4.4. any applicable order, direction or requirement by a State or Federal agency asserting jurisdiction over the release.

5. **Spill Notification.** User shall notify the Alaska Department of Environmental Conservation (or other authority required by law) of any release of liquid hydrocarbons. User shall confirm such notification to CISPRI.

6. **User Warranty.** User warrants that all directions and mandates given by User to CISPRI in connection with any release of liquid hydrocarbons will be consistent with the plans and orders described in Paragraph 5, above. In the event CISPRI believes that a direction or mandate given by User to CISPRI is not consistent with such plans and orders, CISPRI may suspend or discontinue all or any part of the response action being provided, or to be provided, by CISPRI under this Contract.

7. **Indemnification.**

7.1. Special Recitals. User acknowledges that:

7.1.1. Neither this Contract nor any other instrument requires User to use the services of CISPRI or its contractor(s), or to utilize CISPRI for response action in connection with any release;

7.1.2. User is solely responsible for all planning, preparation, equipment acquisition, contracting and operations in connection with response action necessitated by a release originating from User's equipment or facilities;

7.1.3. For the purposes of any dispute related to the enforceability of these indemnification provisions, User waives any claim that:

7.1.3.1. it did not have adequate opportunity to participate in decisions made by or on behalf of CISPRI with regard to planning, equipment and materials acquisition and maintenance, operations, and other functions;

7.1.3.2. it did not have adequate opportunity to inspect the equipment,

materials and supplies that have been acquired by CISPRI and to evaluate their condition and usefulness to User in the event of a release;

7.1.3.3. it did not have adequate opportunity to evaluate the ability of contractor(s) engaged by CISPRI to be of assistance to User in the event of a release;

7.1.4. Any and all equipment, supplies, materials and services provided by CISPRI to User are provided "as is, where is," and neither CISPRI nor any member of CISPRI makes any representation as to the availability, merchantability or fitness for any particular purpose of the same.

7.1.5. If these indemnification provisions were not included in this Contract, CISPRI would be unwilling to enter into this Contract.

7.2. Indemnification. It is the intent of the parties that User shall assume all indemnification responsibilities provided herein. User hereby agrees to indemnify, defend, and hold harmless CISPRI, its members, directors, officers, managers, executive committee, contractors and employees, together with all officers, directors, contractors, employees and affiliates of each of the members of CISPRI, and each of them, from and against any and all claims, demands, causes of action, damages, costs, fees (including reasonable attorneys' fees), expenses, penalties, losses or liabilities, in law or in equity, of every kind and nature whatsoever, arising out of or in any way connected with:

7.2.1. Any and all actions, or failures to act, on the part of User, its contractors, or CISPRI, its members, staff and contractor(s), carried on under or in connection with response action requested or received by User, including, without limitation, the activities of members of CISPRI as participants in business entities providing vessels, equipment and materials to CISPRI;

7.2.2. Any and all penalties, fines or other liability imposed on CISPRI on account of the violation of any law or regulation, compliance with which is left by law to User, if such penalties, fines or other liability arise out of or are in any way connected with response action requested or received by User; and

7.2.3. Any and all liens, claims, assessments, levies and stop notices of labor, and any other liens or claims on account of overdue or other deficient handling of charges for labor or materials, if such liens, claims, assessments, levies, and stop notices of labor, or other liens or claims arise out of or are in any way connected with response action requested or received by User, except to the extent such liens, claims or assessments result from a failure by CISPRI to pay for labor or services for which it has contracted or are related to CISPRI tax liabilities.

7.3. Extent of Indemnification. The indemnification obligations of User are fully effective to the extent allowed by law even if such claims, demands, causes of action, damages, costs, expenses, penalties, losses or liabilities were caused or contributed to, in whole or in part, by:

7.3.1. The active or passive negligence or other fault of CISPRI or its members, or their staff, contractor(s), agents, representatives or employees;

7.3.2. Any equipment or materials supplied to User by CISPRI, howsoever caused, whether by failure, malfunction or defect, latent or otherwise, in said equipment or materials, or by the maintenance thereof; or

7.3.3. The liability without fault of CISPRI or its members, or their contractor(s), agents, representatives or employees.

The obligations of indemnification are not limited, restricted, or in any way affected by the amount of insurance carried by User, or by any terms or conditions of any insurance policies. The obligations of indemnification shall survive the termination of this Contract, the

dissolution of CISPRI and the withdrawal of any member from CISPRI.

7.4. Indemnification Duties. User assumes, without limitation, the following obligations:

7.4.1. At its own cost, expense and risk, to accept and conduct the defense of any and all suits, actions and other legal proceedings that may be brought or instituted against the indemnitees, or any of them, and prosecute any reasonable appeals;

7.4.2. To pay and satisfy any and all settlements, final judgments and decrees that may be paid by, or enforceable against, the indemnitees, or any of them;

7.4.3. To reimburse the indemnitees, and each of them, for any and all reasonable attorneys' fees, costs and expenses incurred by the indemnitees, or any of them, in order to enforce the provisions of this Contract;

7.4.4. To reimburse the indemnitees, and each of them, for any and all reasonable attorneys' fees, costs and expenses incurred by the indemnitees, or any of them, prior to the assumption of indemnification responsibilities by User in connection with any and all suits, actions and other legal proceedings described above, so long as the indemnities have notified User of such suits, actions or proceedings at their earliest reasonable opportunity; and

7.4.5. After User has assumed such responsibility, any and all indemnitees are entitled to participate at its or their sole cost and expense in the defense of any suit, action, or other legal proceeding without affecting the indemnity obligations of User under this Contract.

7.5. Administration.

7.5.1. In requesting that CISPRI furnish response action, and in utilizing and receiving the benefits of response action, User reaffirms thereby its commitment to perform its obligations as provided herein.

7.5.2. CISPRI may, if it so elects, pay and discharge any liens or overdue charges for labor, equipment, or materials incurred by User as may be reasonably necessary to protect the interests of CISPRI. Any and all such payments shall be for the account of User.

7.5.3. The provision of response action by CISPRI to User does not constitute or affect any construction contract under AS 45.45.900.

8. Insurance. At all times during the term of this Contract, and subject to User's right to self-insure under Section 8.2 below, User shall carry and maintain in force with carriers satisfactory to CISPRI, Workers' Compensation (including adjustments for marine service) and Employers' Liability Insurance in accordance with the law that may be applicable to its employees, and Comprehensive General Liability and Automobile Liability Insurance covering injury or death of persons and property damage in an amount not less than ten million dollars. User shall provide certificates of insurance for each of these policies at the request of CISPRI. No such insurance will be materially changed during the term of this Contract without at least thirty days' written notice to CISPRI. Nothing contained in this clause shall limit or waive User's legal or contractual responsibilities to CISPRI or others.

8.1. User agrees to have its insurers add CISPRI as an additional insured or loss payee under any policies of insurance applicable to this Contract, and to obtain a waiver of its insurers' rights of subrogation against the indemnitees.

8.2. User may self-insure all insurance obligations set forth herein, except to the extent prohibited by applicable law, subject to CISPRI's right to approve such self-insurance and to request and receive such information as CISPRI deems necessary to evaluate the self-insurance provided by User. In any case, if User elects to self-insure, User shall treat

CISPRI as an additional insured or loss payee and hereby waives any rights of subrogation against CISPRI and CISPRI's members and their employees.

9. Accounting, Conflicts of Interest, and Audit.

9.1. **Accounting.** CISPRI agrees that all financial settlements, billings, and reports rendered to User, as provided for in this Contract, and/or any amendments to it, will reflect properly the facts about all activities and transactions handled for the account of User, which data may be relied upon as being complete and accurate in any further recording and reporting made by User for any purpose. A 15% administrative fee will be applied to all costs and reflected on all invoices to User.

9.2 Conflict of Interest. No director, employee or agent of CISPRI or of any subcontractors or vendor of CISPRI of any tier shall give to or receive from any director, employee or agent of User or any corporate affiliate of User any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement or enter into any business arrangement with any director, employee or agent of User or any affiliate other than as a representative of User or its affiliate, without prior written notification thereof to User. CISPRI shall promptly notify User of any violation of this Section and any consideration received as a result of such violation shall be paid over or credited to User. Additionally, if any violation of this Section occurring prior to the date of this Agreement or a service request resulted directly or indirectly in User's consent to enter into this Agreement or service request with CISPRI, User may, at User's sole option, terminate this Agreement and/or the applicable service request at any time and, notwithstanding any other provision of this Agreement, pay no compensation or reimbursement to CISPRI whatsoever for performance after the date of termination. Any representative(s) authorized by User may audit any and all records of CISPRI or any subcontractors or vendor of any tier relating to the applicable service request for the sole purpose of determining whether there has been compliance with this Section.

9.3 Audits. User may from time to time and at any time after the date of this Agreement until twenty-four (24) months after termination of this Agreement make an audit of all records of CISPRI and its subcontractors and vendors of any tier in connection with payments made under this Agreement (including any reimbursements). Such audit may also cover CISPRI's procedures and controls with respect to such payments. Upon completion of this audit, User shall pay CISPRI any compensation due hereunder as shown by the audit. Subject to CISPRI's verification of the accuracy of User's audit, any amount by which the total payment by User to CISPRI exceeds the amount due CISPRI as shown by the audit shall be returned to User. CISPRI shall assist User in making the above audits. Items of compensation such as fixed lump sums shall not be subject to audit under this Section 9.3.

9.4 Subcontractor and Vendor Records and Audit. CISPRI shall endeavor to require its subcontractors and vendors of any tier to agree to the provisions of Sections 9.1 through 9.3 in all agreements entered into in furtherance of services to be provided to User under this Agreement.

10. Confidentiality. CISPRI and User agree that they and their respective employees will treat as proprietary all information and materials developed or acquired pursuant to and during the term of this Contract, including business, operational, mechanical, technical, and financial data and reports. CISPRI or User will disclose such information and materials only

completion or termination of this Contract.

11. Independent Contractor Status.

11.1. The parties intend that an independent contractor relationship shall be created by this Contract. Each party agrees to take all reasonable actions so that the public and all governmental agencies are given no reasonable basis to believe that the parties are engaged in a single business, partnership or other combination.

11.2. CISPRI shall pay all applicable taxes imposed by reason of the work to be performed by CISPRI hereunder (except for sales and use taxes, which shall be the sole responsibility of User) and any and all employment-related taxes. CISPRI shall timely file all reports and information required by law to be filed by CISPRI and covering the time CISPRI is engaged in performance of this contract.

11.3. CISPRI shall own exclusively the rights to any and all inventions, methods, and other intellectual property that it develops in the course of performance of work and services under this Contract.

12. Notices. All notices, requests and/or other communications provided for or permitted to be given by any party hereunder shall be made in writing and delivered in person or by mail, e-mail, facsimile, telegraph or telex, properly addressed to each party to whom given, with postage and charges prepaid. Notices by e-mail, facsimile, telegraph or telex shall be promptly confirmed by mail. A notice shall be deemed given only when received by the party to whom such notice is directed.

Notices shall be sent to the following addresses:

If to CISPRI:

General Manager
CISPRI
P. O. Box 7314
Nikiski, Alaska 99635
Phone: 907+776-5129
Fax: 907+776-2190
tpaxton@cispri.org

If to User:

Cook Inlet Energy, LLC

13. Termination. Either party may terminate this Contract upon thirty days written notice. Upon termination, CISPRI will be paid according to the Contract's compensation terms for any and all services CISPRI has performed up to the date of termination and in carrying out User's termination instructions. Termination shall not affect the rights and responsibilities of the parties under this Contract with regard to insurance, indemnification, audit, records maintenance, confidentiality, choice of law, or venue.

14. Miscellaneous Provisions.

14.1. Reference to CISPRI in Contingency Plans. User must at all times be a member in good standing of CISPRI to be entitled to the rights and privileges of this Contract. Only members in good standing of CISPRI shall be entitled to make reference to CISPRI, its equipment or its services in any contingency plan filed with any governmental agency, as being obligated to provide response action to User. CISPRI is not, and shall not under any circumstances be referred to by User as User's primary response action contractor, unless User is a member of CISPRI in good standing. CISPRI shall be entitled to provide information to any governmental agency regarding User's relationship to CISPRI.

14.2. CISPRI is, and will remain certified as, an "oil spill primary response action contractor" and a "Nontank Vessel Cleanup Contractor" under Alaska law, and an "oil spill removal organization under the Oil Pollution Act of 1990.

14.3. Assignment. No rights under this Contract shall be assigned or transferred without written consent of CISPRI and User, which consent shall not be unreasonably withheld.

14.4. No Third Party Beneficiary. No governmental agency or private party, including any subcontractor, is intended to be a third party beneficiary of any rights or obligations under this Contract.

14.5. Choice of Law; Venue. This Contract shall be construed under the laws of the State of Alaska. The parties agree that all matters involving interpretation or enforcement of this Contract will be referred to the United States District Court for the District of Alaska, in Anchorage, Alaska, or, if and only if the United States District Court does not have jurisdiction over any such matter, to any other court of competent jurisdiction in Anchorage, Alaska.

IN WITNESS WHEREOF, the parties have signed this Contract, effective the date first written above.

CISPRI	User
Cook Inlet Spill Prevention and Response, Incorporated	COOK INLET ENERGY, LLC
By [signature]	By [signature]
Its GENERAL MANAGER	Its CEO